Exhibit 2.1

ASSET CONTRIBUTION AGREEMENT

BY AND AMONG

HAMPTON COURT ASSOCIATES, L.P.,

PARAGON REAL ESTATE, L.P.,

AND

STONEHAVEN REALTY TRUST

EFFECTIVE AS OF THE      DAY OF MARCH, 2003

TABLE OF CONTENTS

1.	DEFINITIONS

1.1	DEFINITIONS

2.	CONTRIBUTION OF ASSETS; CONTRIBUTION CONSIDERATION; CLOSING

2.1	CONTRIBUTION OF ASSETS
2.2	CONTRIBUTION CONSIDERATION
2.3	ASSUMED LIABILITIES
2.4	CLOSING
2.5	CLOSING OBLIGATIONS
2.6	FURTHER ASSURANCES

3.	REPRESENTATIONS AND WARRANTIES OF HAMPTON

3.1	ORGANIZATION AND GOOD STANDING
3.2	ENFORCEABILITY; AUTHORITY; NO CONFLICT
3.3	FINANCIAL STATEMENTS
3.4	TITLE TO PROPERTIES; ENCUMBRANCES
3.5	CONDITION AND SUFFICIENCY OF ASSETS
3.6	NO UNDISCLOSED LIABILITIES
3.7	TAXES
3.8	NO MATERIAL ADVERSE CHANGE
3.9	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS
3.10	LEGAL PROCEEDINGS; ORDERS
3.11	ORDINARY COURSE OF BUSINESS
3.12	CONTRACTS; NO DEFAULTS
3.13	INSURANCE
3.14	ENVIRONMENTAL MATTERS
3.15	BROKERS OR FINDERS
3.16	SEC FILINGS
3.17	DISCLOSURE

4.	REPRESENTATIONS AND WARRANTIES OF PARAGON AND STONEHAVEN

4.1	ORGANIZATION AND GOOD STANDING
4.2	ENFORCEABILITY; AUTHORITY; NO CONFLICT
4.3	CAPITALIZATION
4.4	FINANCIAL STATEMENTS
4.5	BOOKS AND RECORDS
4.6	NO UNDISCLOSED LIABILITIES
4.7	TAXES

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4.8	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS
4.9	LEGAL PROCEEDINGS; ORDERS
4.10	AUTHORIZATION; ISSUANCE
4.11	SEC REPORTS
4.12	ENVIRONMENTAL MATTERS
4.13	NO MATERIAL ADVERSE CHANGE
4.14	SOLVENCY; CASH
4.15	CONTRACTS; NO DEFAULTS
4.16	INSURANCE
4.17	EMPLOYEES
4.18	BROKERS OR FINDERS
4.19	SEC FILINGS
4.20	DISCLOSURE

5.	COVENANTS OF HAMPTON PRIOR TO CLOSING DATE

5.1	ACCESS AND INVESTIGATION
5.2	OPERATION OF THE BUSINESS OF HAMPTON
5.3	NOTIFICATION
5.4	BEST EFFORTS
5.5	CURRENT EVIDENCE OF TITLE

6.	COVENANTS OF PARAGON AND STONEHAVEN PRIOR TO CLOSING DATE

6.1	ACCESS AND INVESTIGATION
6.2	OPERATION OF THE BUSINESS OF PARAGON AND STONEHAVEN
6.3	PAYMENT OF INDEBTEDNESS BY RELATED PERSONS
6.4	NO NEGOTIATION
6.5	NOTIFICATION
6.6	BEST EFFORTS

7.	CONDITIONS PRECEDENT TO PARAGON’S AND STONEHAVEN’S OBLIGATION TO CLOSE

7.1	ACCURACY OF REPRESENTATIONS
7.2	HAMPTON’S PERFORMANCE
7.3	CONSENTS
7.4	NO PROCEEDINGS
7.5	NO PROHIBITION
7.6	ADDITIONAL DOCUMENTS
7.7	SUBSCRIPTION AGREEMENT

8.	CONDITIONS PRECEDENT TO THE PARTNERS’ OBLIGATION TO CLOSE

8.1	ACCURACY OF REPRESENTATIONS
8.2	PARAGON’S PERFORMANCE

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8.3	CONSENTS
8.4	ADDITIONAL DOCUMENTS
8.5	NO PROCEEDINGS
8.6	NO PROHIBITION

9.	ADDITIONAL CONDITIONS PRECEDENT

9.1	ADDITIONAL EVENTS
9.2	SEC FILINGS
9.3	STOCKHOLDER MEETING
9.4	INDEMNIFICATION
9.5	DIRECTORS AND OFFICERS
9.6	CERTAIN POST-CLOSING COVENANTS

10.	TERMINATION

10.1	TERMINATION EVENTS
10.2	EFFECT OF TERMINATION

11.	GENERAL PROVISIONS

11.1	EXPENSES
11.2	PUBLIC ANNOUNCEMENTS
11.3	NOTICES
11.4	JURISDICTION; SERVICE OF PROCESS
11.5	ENFORCEMENT OF AGREEMENT
11.6	WAIVERS; REMEDIES CUMULATIVE
11.7	ENTIRE AGREEMENT AND MODIFICATION
11.8	SCHEDULES
11.9	ASSIGNMENT; SUCCESSORS AND NO THIRD-PARTY RIGHTS
11.10	SEVERABILITY
11.11	CONSTRUCTION
11.12	TIME OF THE ESSENCE
11.13	GOVERNING LAW
11.14	EXECUTION OF AGREEMENT
11.15	STONEHAVEN OBLIGATIONS
11.16	USAGE

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ASSET CONTRIBUTION AGREEMENT

THIS ASSET CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of the       day of March, 2003, by and among HAMPTON COURT ASSOCIATES, L.P., an Illinois limited partnership (“Hampton”), PARAGON REAL ESTATE, L.P., a Delaware limited partnership (“Paragon”), and STONEHAVEN REALTY TRUST, a Maryland real estate investment trust (“Stonehaven”).

RECITALS

A.                                   Hampton owns certain parcels and tracts of real property containing residential apartment buildings located in Chicago, Illinois, and more particularly described on Exhibit A (the “Real Property”)

B.                                     Pursuant to the terms and subject to the conditions set forth in this Agreement, Hampton desires to contribute, convey, assign, transfer and deliver to Paragon all of Hampton’s right, title and interest in and to certain of its assets, including the Real Property, in exchange for receiving limited partnership units of Paragon (“Paragon Units”) that are, among other things, convertible, at Stonehaven’s option, into cash or shares of Stonehaven’s common stock, $0.01 par value per share (“Common Stock”).

AGREEMENT

In consideration of the foregoing recitals, of the representations, warranties, covenants and agreements set forth in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       DEFINITIONS

1.1                                 DEFINITIONS.  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“Agreement” — as defined in the first paragraph of this Agreement.

“Assets” — as defined in Section 2.1.

“Assumed Liabilities” — as defined in Section 2.3.

“Best Efforts” — the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

“Breach” — a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision, or (b) any occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

“Class A Preferred Stock” — as defined in Section 4.3(b).

“Closing” — as defined in Section 2.4.

“Closing Date” — the date and time as of which the Closing actually takes place.

“Common Stock” — as defined in Recital B of this Agreement.

“Consent” — any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” — all of the transactions contemplated by this Agreement, including (a) contribution of the Assets by Hampton to Paragon, (b) issuance of the Paragon Units by Paragon to Hampton; (c) assumption of the Assumed Liabilities by Paragon; and (d) the performance by the parties to this Agreement of their respective covenants and obligations hereunder.

“Contract” — any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Contribution Consideration” — as defined in Section 2.2.

“Encumbrance” — any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” — soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” — any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law and consisting of or relating to (a) any environmental, health, or safety matters or conditions, (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law, (c) financial responsibility under Environmental Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by applicable Environmental Law (whether or not such

Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages, or(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law.  The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”).

“Environmental Law” — any Legal Requirement that requires or relates to (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment, (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment, (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated, (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of, (e) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances, (f) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention, or (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Excluded Assets” — as defined in Section 2.1(b).

“Exchange Act” — as defined in Section 4.11.

“Exchange Offer” — as defined in Section 9.2.

“GAAP” — generally accepted United States accounting principles.

“Governmental Authorization” — any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” — any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (d) multi-national organization or body, or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hampton” — as defined in the first paragraph of this Agreement.

“Hampton Balance Sheet” — as defined in Section 3.3.

“Hampton Contract” — any Contract that is set forth on Schedule 3.12.

“Hampton Interim Financials” — as defined in Section 9.2(b).

“Hampton’s Advisors” — as defined in Section 6.1.

“Hazardous Materials” — any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Incumbent Trustee” — as defined in Section 6.4(a).

“Insured Exception” — as defined in Section 5.5(d).

“IRS” — the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” — an individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, general partner or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

“Legal Requirement” — any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Liability” — with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“MGCL” — Maryland General Corporation Law.

“Mr. Mastandrea” — as defined in Section 9.1(a)(xii).

“New Trustees” — as defined in Section 9.5.

“Order” — any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” — an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” — (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Paragon” — as defined in the first paragraph of this Agreement.

“Paragon Contract” — any Contract (a) under which Paragon has or may acquire any rights, (b) under which Paragon has or may become subject to any obligation or liability, or (c) by which Paragon or any of the assets owned or used by it is or may become bound.

“Paragon Units” — as defined in Recital B of this Agreement.

“Paragon’s Advisors” — as defined in Section 5.1.

“Partnership Agreement” — as defined in Section 2.2.

“Permitted Encumbrances” — as defined in Section 3.4.

“Person” — any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” — any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proxy Statement” — as defined in Section 3.16.

“Public Filings” — as defined in Section 9.2(b).

“Real Property” — as defined in Recital A of this Agreement.

“Recorded Documents” — as defined in Section 5.5(a)(i)(B).

“Registration Statement” — as defined in Section 3.16.

“Related Person” — with respect to a specified Person (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person, (b) any Person that holds a Material Interest in such specified Person, (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity), (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity), and (f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Release” — any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

“Representative” — with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“SEC” — as defined in Section 4.11.

“SEC Documents” — as defined in Section 4.11.

“Securities Act” — the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Stockholder Meeting”— as defined in Section 3.16.

“Stonehaven” — as defined in the first paragraph of this Agreement.

“Stonehaven Balance Sheet” — as defined in Section 4.4.

“Stonehaven Contract” — any Contract (a) under which Stonehaven has or may acquire any rights, (b) under which Stonehaven has or may become subject to any obligation or liability, or (c) by which Stonehaven or any of the assets owned or used by it is or may become bound.

“Stonehaven Facilities” — any real property, leaseholds or other interests currently or formerly owned or operated by Stonehaven or Paragon and any buildings, plants, structures or equipment currently or formerly owned or operated by Stonehaven or Paragon.

“Stonehaven Interim Balance Sheet” — as defined in Section 4.4.

“Stonehaven’s Notice” — as defined in Section 5.5(c)(ii)

“Subscription Agreement” — as defined in Section 2.2.

“Superior Proposal” — as defined in Section 6.4.

“Tax” — any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

“Tax Return” — any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threat of Release” — a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened” — a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

“Title Commitment” — as defined in Section 5.5(a)(i)(A).

“Title Insurer” — as defined in Section 5.5(a)(i).

“Title Objection” — as defined in Section 5.5(c).

“Wellington” — as defined in Section 4.1(b).

2.                                     CONTRIBUTION OF ASSETS; CONTRIBUTION CONSIDERATION; CLOSING

2.1                                 CONTRIBUTION OF ASSETS.

(a)                                  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Hampton shall contribute, convey, assign, transfer and deliver to Paragon, and Paragon shall accept and acquire from Hampton, free and clear of any Encumbrances other than Permitted Encumbrances, all of Hampton’s right, title and interest in and to the Real Property and all other property and assets, whether real, personal or mixed, tangible or intangible, of every kind and description and wherever located, owned by Hampton and relating to, arising from or currently used exclusively in connection with, Hampton’s operation of the Real Property.  All of the property and assets to be contributed by Hampton to Paragon pursuant to this Section 2.1(a) are herein referred to collectively as the “Assets.”

(b)                                 Notwithstanding anything to the contrary contained in Section 2.1(a) or elsewhere in this Agreement, the assets and properties of Hampton that are not part of Assets (collectively, the “Excluded Assets”) shall remain the property of Hampton after the Closing, and include:

(i)                                     all cash and cash equivalents, subject to the credits and adjustments as set forth in Section 2.2(b);

(ii)                                  all claims for refund of Taxes and other governmental charges of any nature;

(iii)                               all rights of Hampton under this Agreement and the bill of sale and assignment and assumption agreement described Section 2.5;  and

(iv)                              the property and assets expressly designated in Schedule 2.1(b)(iv).

2.2                                 CONTRIBUTION CONSIDERATION.

(a)                                  In consideration of Hampton contributing, conveying, assigning, transferring and delivering the Assets to Paragon, Paragon shall, at the Closing, (i) issue and deliver to Hampton 813,938 validly issued, fully paid and non-assessable Paragon Units (the “Contribution Consideration”); and (ii) assume the Assumed Liabilities.  The Paragon Units issued to Hampton in connection with Section 2.2(a)(i) shall constitute ninety-nine percent (99%) of the authorized, issued and outstanding Paragon Units.  If the calculation of the Contribution Consideration in connection with Section 2.2(a)(i) results in a fractional number of Paragon Units being issued to Hampton, Paragon shall round that fraction up or down, as the case may be, to the nearest whole number of Paragon Units.  Upon issuance, the Paragon Units will have the terms, and will entitle the holder thereof to the rights, powers and privileges described in the agreement of limited partnership of Paragon attached hereto as Exhibit A, which imposes a four (4) year holding period on any Paragon Units prior to conversion into Common Stock (the “Partnership Agreement”).  As of the date of this Agreement, Hampton shall have executed a subscription agreement in the form attached hereto as Exhibit B (the “Subscription Agreement”).

(b)                                 Credits and adjustments of cash will be made for the following:

(i)                                     Any rents, prepaid items and other applicable items with respect to the Assumed Liabilities shall be prorated as of the Closing Date.  Hampton shall assign to Paragon all tenant security deposits with respect to the Assumed Liabilities and Paragon shall receive cash in the amount thereof.

(ii)                                  Ad valorem, real and tangible personal property taxes that are a lien with respect to the Assets as of the Closing Date shall be prorated between Hampton and Paragon as of the Closing Date on the basis of no applicable discount.  If the amount of such taxes with respect to any of the Assets has not been determined as of the Closing Date, then the taxes with respect to such Assets for the preceding calendar year, on the basis of no applicable discount, shall be used to calculate such prorations, with known changes in valuation or millage applied.  Paragon will receive the amount of prorated taxes in cash from Hampton.  If the actual amount of any such taxes varies by more than $5,000 from estimates used at the Closing to prorate such taxes, then the parties shall re-prorate such taxes within ten (10) days following request by any party based on the actual amount of the tax bill.

2.3                                 Assumed Liabilities.   At or prior to the Closing, Paragon shall assume and agree to discharge all Liabilities of Hampton relating exclusively to the Assets (the “Assumed Liabilities”), and all of which are listed below, provided Paragon has received a proration credit or adjustment related thereto:

(a)                                  all accounts payable in the Ordinary Course of Business that remain unpaid as of the Closing, all of which are listed on Schedule 2.3(a);

(b)                                 all Liabilities to tenants of Hampton as of the Closing, all of which are listed on Schedule 2.3(b);

(c)                                  all Liabilities under the Hampton Contracts listed on Schedule 2.3(c); and

(d)                                 all Liabilities (i) relating to or incurred in connection with the Permitted Encumbrances all of which are reflected on Schedule 2.3(d), (ii) reflected or reserved against in the Hampton Balance Sheet or incurred in the Ordinary Course of Hampton’s business since that date thereof, or (iii) otherwise described in Schedule 2.3(d).

Notwithstanding any other provision of this Agreement, neither Paragon nor Stonehaven is assuming under this Agreement or any other agreement contemplated hereby any Liability of Hampton that is not specifically identified as an Assumed Liability under this Section including: (i) Liabilities arising out of any breach, default or delinquency by Hampton of any provision of any Hampton Contract that occurs prior to the Closing Date; (ii) any federal, state or local income or other Tax payable with respect to the Assets for a period prior to the Closing Date; (iii) any Liabilities arising before or after the Closing Date or as a result of the Closing for severance, bonuses or any other form of compensation to any employees, agents or independent contractors of Hampton, whether or not arising or under any applicable Law, benefit plan or other arrangement with respect thereto; (iv) any Liabilities of Hampton arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the Contemplated Transactions except to the extent provided in Section 11.1; (v) any Environmental, Health and Safety Liability

arising from or related to circumstances existing on or before the Closing Date; (vi) any Liabilities of Hampton based upon an act or omission of Hampton occurring after the Closing; and (vii) any other Liabilities of Hampton not specifically assumed herein, regardless of when made or asserted, that are not specifically assumed hereunder.

2.4                                 Closing.  Consummation of the sale of the Assets, and the issuance of the Paragon Units as provided for in this Agreement (the “Closing”) shall take place at the office of Hampton’s legal counsel, Kohrman Jackson & Krantz P.L.L., at One Cleveland Center, 20th Floor, 1375 East Ninth Street, Cleveland, Ohio, commencing at 10:00 a.m. (local time) on the 2nd day of June, 2003, or at such other time and place as Hampton and Paragon may agree.

2.5                                 Closing Obligations.  In addition to any other documents to be delivered under any other section of this Agreement, at the Closing:

(a)                                  Hampton shall deliver to Paragon:

(i)                                     a recordable deed in form and substance sufficient to transfer title to the Real Property to Paragon;

(ii)                                  a bill of sale executed by Hampton in form and substance sufficient to transfer title to all of the Assets that are tangible personal property to Paragon;

(iii)                               an assignment and assumption agreement executed by Hampton in form and substance sufficient to transfer title to all of the Assets that are intangible personal property to Paragon, which assignment shall also contain Paragon’s agreement to assume and discharge all of the Assumed Liabilities;

(iv)                              such other documents or instruments of transfer and conveyance as may be reasonably requested by Paragon, each in form and substance satisfactory to Paragon and its legal counsel, and executed by Hampton; and

(v)                                 a certificate executed by Hampton as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1, and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2.

(b)                                 Paragon shall deliver to Hampton:

(i)                                     the Contribution Consideration, in form and substance satisfactory to Hampton and its legal counsel;

(ii)                                  the assignment and assumption agreement described in Section 2.5(a)(iii), executed by Paragon; and

(iii)                               a certificate executed by Paragon and Stonehaven as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1, and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2.

2.6                                 Further Assurances.  The parties hereto shall cooperate reasonably with each other and with their respective Representatives in connection with any actions required to be taken as part of their respective obligations under this Agreement, and shall: (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as any other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

3.                                       REPRESENTATIONS AND WARRANTIES OF HAMPTON

Hampton represents and warrants to Paragon and Stonehaven as follows as of the date hereof and as of the Closing (except as otherwise expressly stated herein):

3.1                                 Organization and Good Standing.  Hampton is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Illinois, with full partnership power and partnership authority to conduct its business as it is now being conducted, to own and use the Assets, and to perform its obligations under this Agreement.  Hampton is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership and use of the Assets or the nature of the activities conducted by Hampton with respect to the Assets, requires such qualification.  Hampton has delivered to Stonehaven copies of the Organizational Documents of Hampton.

3.2                                 Enforceability; Authority; No Conflict

(a)                                This Agreement constitutes the legal, valid and binding obligation of Hampton, enforceable against Hampton in accordance with its terms.  Hampton has the right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)                                 Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by Hampton will, directly or indirectly (with or without notice or lapse of time):

(i)                                     contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of Hampton, or (B) any resolution adopted by Hampton’s partners;

(ii)                                  contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Assets are subject;

(iii)                               contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Hampton Contract;

(iv)                            result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or

(v)                               contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Hampton and relates to the Assets.

(c)                                  Except as set forth in Schedule 3.2(c), Hampton is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3                                 Financial Statements.  Hampton has delivered to Paragon an unaudited balance sheet of Hampton as the same appears on IRS Form 1065 for the calendar year ended December 31, 2001, and shall deliver an unaudited balance sheet of Hampton as the same appears on IRS Form 1065 for the calendar year ended December 31, 2002 (the “Hampton Balance Sheet”).  Such financial statements fairly present, or will present, as applicable, in all material respects the financial condition of Hampton.  The financial statements have been prepared from and are in accordance with the accounting records of Hampton in all material respects.

3.4                                 Title to Properties; Encumbrances.  Hampton owns good and marketable title to the Real Property, and good and transferable title to all of the other Assets.  All of the Assets are free and clear of any material Encumbrances except (i) mortgages or security interests shown on the Hampton Balance Sheet or Schedule 3.4, (ii) mortgages or security interests created in connection with the purchase of Assets after the date of the Hampton Balance Sheet in the Ordinary Course of Business, (iii) liens for current taxes not yet due, and (iv) with respect to the Real Property, (A) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use thereof, or impairs the operations thereof, and (B) zoning laws and other land use restrictions that do not materially impair the present or anticipated use thereof (collectively, the “Permitted Encumbrances”).

3.5                                 Condition and Sufficiency of Assets.  All of the Assets are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.  The buildings and structures included within the Assets are structurally sound and none of such buildings and structures is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.  The Assets are sufficient for the continued conduct of the Real Property after the Closing in substantially the same manner as conducted prior to the Closing.

3.6                                 No Undisclosed Liabilities.  Other than (i) the Permitted Encumbrances, (ii) Liabilities reflected or reserved against in the Hampton Balance Sheet or incurred in the Ordinary Course of Hampton’s business since the date thereof, or (iii) otherwise described in Schedule 3.6, there are no material Liabilities or material obligations adversely affecting the Assets.

3.7                                 Taxes.  Hampton has filed or caused to be filed all Tax Returns that are or were required to be filed by it pursuant to applicable Legal Requirements.  Hampton has paid, or made provision for the payment of, all Taxes that have or may have become due by it.  All Tax Returns filed by Hampton are true, correct and complete in all material respects.

3.8                                 No Material Adverse Change.  Since the date of the Hampton Balance Sheet, there has not been any material adverse change in the Assets, and to the Knowledge of Hampton, no event has occurred or circumstance exists that may result in such a material adverse change.

3.9                                 Compliance with Legal Requirements; Governmental Authorizations.

(a)                                Except as set forth in Schedule 3.9:

(i)                                   Hampton is, and at all times has been, in compliance in all material respects with each Legal Requirement that is, or was, applicable to the conduct or operation of the Assets; and

(ii)                                  no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Hampton of, or a failure on the part of Hampton to comply with, any Legal Requirement affecting the Assets, or (B) may give rise to any obligation on the part of Hampton to undertake, or to bear all or any portion of the cost of, any remedial action of any nature as a result of owning or operating any of the Assets; and

(iii)                             Hampton has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement affecting the Assets, or (B) any actual, alleged, possible or potential obligation on the part of Hampton to undertake, or to bear all or any portion of the cost of, any remedial action of any nature as a result of owning or operating any of the Assets.

(b)                                 Hampton has obtained each Governmental Authorization that is required for the conduct of its business that relates to the Assets and each such Governmental Authorization is valid and in full force and effect.

3.10                           Legal Proceedings; Orders

(a)                                Except as set forth in Schedule 3.10(a), there is no pending Proceeding:

(i)                                   by or against Hampton that relates to or may affect the Assets; or

(ii)                                that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Hampton, (A) no such Proceeding has been Threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(b)                                 Except as set forth in Schedule 3.10(b), the Assets are not subject to any Order.

3.11                           Ordinary Course of Business.  Except as set forth in Schedule 3.11, since the date of the Hampton Balance Sheet, Hampton has conducted its businesses in the Ordinary Course of Business.

3.12                           Contracts; No Defaults.  Schedule 3.12 contains a complete and accurate list, and Hampton has delivered or made available to Paragon true and complete copies, of all Hampton Contracts affecting or relating to the Assets.  Except as set forth in Schedule 3.12, Hampton is in material compliance with all terms and requirements of each such Hampton Contract, and, to Hampton’s Knowledge, each other Person that has or had any obligation or Liability under any such Hampton Contract is, and has been, in compliance with all material terms and requirements of such Hampton Contract.

3.13                           Insurance.  Hampton has delivered or made available to Paragon (a) true and complete copies of all policies of insurance to which Hampton is a party and under which any of the Assets is covered, and (b) true and complete copies of all pending applications for policies of insurance covering the Assets.

3.14                           Environmental Matters.

Except as set forth in Schedule 3.14:

(a)                                To the Knowledge of Hampton, the Real Property is, and at all times has been, in all material respects, in compliance with, and is not, and has not been, in violation of, any Environmental Law to which it is subject.  Hampton has no basis to expect, nor has it received, any notice or other communication from (i) any Governmental Body, or (ii) the current or prior owner or operator of the Real Property, of any violation or failure to comply with any Environmental Law to which the Real Property is subject, or of any obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to the Real Property.

(b)                               There are no pending or, to the Knowledge of Hampton, Threatened claims or Encumbrances resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting the Real Property.

(c)                                  Hampton has no Knowledge of any basis to expect, nor has Hampton received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to hazardous activity, Hazardous Materials, or any alleged, actual or potential violation or failure to comply with any Environmental Law, or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to the Real Property or any other properties or assets (whether real, personal, or mixed) in which Hampton has or had an interest, or with respect to any property or Real Property to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Hampton has been transported, treated, stored, handled, transferred, disposed, recycled or received.

(d)                               To the Knowledge of Hampton, there has been no Release or Threat of Release, of any Hazardous Materials at or from the Real Property or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by the Real Property.

3.15                           Brokers or Finders.  Neither Hampton nor any of its Representatives has incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the Contemplated Transactions.

3.16                           Sec Filings.  The information supplied by Hampton in writing expressly for the purpose of inclusion in the proxy statement and registration statement to be filed with the SEC with respect to the Contemplated Transactions (the “Registration Statement”) shall not at the time the Registration Statement (including any amendments or supplements thereto) is filed or declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.  The information supplied by Hampton in writing expressly for the purpose of inclusion in the proxy statement/prospectus to be sent to the stockholders of Stonehaven in connection with the meetings of Stonehaven’s stockholders (the “Stockholder Meeting”) to be held in connection with the Contemplated Transactions (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to Stonehaven’s stockholders and, at the time of the Stockholder Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  If at any time prior to the Closing any event or information should be discovered by Hampton that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Hampton shall promptly inform Stonehaven.

3.17                           Disclosure.  No representation or warranty or other statement made by Hampton in this Agreement, any Schedule or certificate delivered pursuant to the terms of this Agreement or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.  There does not now exist any event, condition or other matter, or any series of events, conditions or other matters, individually or in the aggregate, materially and adversely affecting the Assets that has not been disclosed to Stonehaven by Hampton on or prior to the date of this Agreement.

4.                                       REPRESENTATIONS AND WARRANTIES OF PARAGON AND STONEHAVEN

Paragon and Stonehaven jointly and severally represent and warrant to Hampton as followsas of the date hereof and as of the Closing (except as otherwise expressly stated herein):

4.1                                 Organization and Good Standing.

(a)                                  Paragon is a Delaware limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full partnership power and partnership authority to conduct its business as it is now being conducted and to own and use the properties and assets that it purports to own and use, and to perform fully its obligations under this Agreement.  Paragon is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership and use of the properties owned and used by it, or the nature of the activities conducted by it, requires such qualification.

(b)                                 Stonehaven is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland, with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use, and to perform fully its obligations under this Agreement.  Stonehaven is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership and use of the properties owned and used by it, or the nature of the activities conducted by it, requires such qualification.  Stonehaven does not own any shares of capital stock or other securities of any Person other than Stonehaven Technologies, Inc., Paragon, Stellent, Inc. and Wellington Properties Investments, LP (“Wellington”), each in the amounts set forth on Schedule 4.1(b).

4.2                                 Enforceability; Authority; No Conflict.

(a)                                  This Agreement constitutes the legal, valid and binding obligation of Paragon and Stonehaven, enforceable against Paragon and Stonehaven in accordance with its terms.  Paragon and Stonehaven each have the right, power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder.

(b)                                 Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by Paragon or Stonehaven will, directly or indirectly (with or without notice or lapse of time):

(i)                                     breach (A) any provision of any of the Organizational Documents of Paragon or Stonehaven, or (B) any resolution adopted by the partners of Paragon or the board of trustees or stockholders of Stonehaven;

(ii)                                  breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Paragon or Stonehaven, or any of the their assets or properties, may be subject;

(iii)                               contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Paragon or Stonehaven or that relates to the assets or properties, or to the business, of Paragon or Stonehaven;

(iv)                              cause Stonehaven to become subject to, or to become liable for the payment of, any Tax;

(v)                                 breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which Paragon or Stonehaven, or any of their assets or properties may be subject;

(vi)                              result in the imposition or creation of any Encumbrance upon or with respect to any of the assets or properties of Paragon or Stonehaven; or

(vii)                           result in any holder of Common Stock having the right to exercise dissenters’ appraisal rights as a holder of Common Stock.

(c)                                  Except as set forth in Schedule 4.2(c), neither Paragon nor Stonehaven is required to give any notice to or obtain any Consent in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3                                 Capitalization.

(a)                                  No equity securities of Paragon have been issued or will be issued except in accordance with the terms of this Agreement.

(b)                                 The authorized equity securities of Stonehaven consist of (i) 100,000,000 shares of Common Stock, of which 4,517,524 shares are issued and outstanding, (ii) 1,518,000 shares of Class A Cumulative Convertible Preferred Shares, $0.01 par value per share (“Class A Preferred Stock”), of which 663,291 shares are issued and outstanding, and (iii) 349,800 shares of Class B Junior Cumulative Convertible Preferred Shares, $0.01 par value per share, of which no shares are issued and outstanding, all of which have been duly authorized and validly issued and are fully paid and nonassessable.  All dividends that Stonehaven has been required to pay on its capital stock have been duly paid.

Except as set forth in Schedule 4.3, there are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Paragon or Stonehaven.  None of the outstanding equity securities of Paragon or Stonehaven was issued in violation of the Securities Act, or any other Legal Requirement.

4.4                                 Financial Statements.

(a)                                  Stonehaven has delivered to Hampton: (i) an audited consolidated balance sheet of Stonehaven as at December 31, 2001 (including the notes thereto, the “Stonehaven Balance Sheet”), and the related audited statements of income, changes in stockholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Boulay, Heutmaker, Zibell & Co. P.L.L.P., independent certified public accountants; (ii) audited consolidated balance sheets of Stonehaven as at December 31 in each of the fiscal years 1998, 1999 and 2000, and the related audited statements of income, changes in stockholders’ equity and cash flows for each of the fiscal years then ended, including in each case the notes thereto together with the reports thereon of Stonehaven’s then independent certified public accountants; and (iii) an unaudited balance sheet of Stonehaven as at  September 30, 2002, (the “Stonehaven Interim Balance Sheet”) and the related unaudited statements of income, changes in stockholders’ equity, and cash flows for the nine months then ended, including in each case the notes thereto certified by

Stonehaven’s chief financial officer.  Such financial statements fairly present the in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Stonehaven and its subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP (except that the interim financial statements are subject to year-end adjustments).  The financial statements referred to in this Section 4.4(a) reflect the consistent application of such accounting principles throughout the periods involved in all material respects.  The financial statements have been prepared from and are in accordance with the accounting records of Stonehaven in all material respects.  Stonehaven has also delivered to Hampton copies of all letters from Stonehaven’s auditors to Stonehaven’s board of trustees or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

(b)                                 Stonehaven shall deliver to Hampton an audited consolidated balance sheet of Stonehaven as at December 31, 2002, and the related audited statements of income, changes in stockholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Boulay, Heutmaker, Zibell & Co. P.L.L.P, independent certified public accountants, as soon as such financial statements become available to Stonehaven.  Following Stonehaven’s delivery of the financial statements referred to in this Section 4.4(b) to Hampton, the audited consolidated balance sheet of Stonehaven as at December 31, 2002 shall constitute the “Stonehaven Balance Sheet” for all purposes under this Agreement.  The financial statements to be delivered by Stonehaven pursuant to this Section 4.4(b) shall fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Stonehaven as at the dates of and for the periods referred to in such financial statements, all in accordance with GAAP.  The financial statements referred to in this Section 4.4(b) shall reflect the consistent application of such accounting principles throughout the periods involved in all material respects.  The financial statements shall have been prepared from and are in accordance with the accounting records of Stonehaven in all material respects.

4.5                                 Books and Records.  The books of account and other financial records of Paragon and Stonehaven, all of which have been made available to Hampton, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of section 13(b)(2) of the Exchange Act, including the maintenance of an adequate system of internal controls.  The minute books of Paragon and Stonehaven, all of which have been made available to Hampton, contain accurate and complete records of all meetings held of, and corporate action taken by, the partners, the stockholders, the board of trustees and committees of the board of trustees of Paragon and Stonehaven, as the case may be, and no meeting of any such partners, stockholders, board of trustees or committee thereof has been held for which minutes have not been prepared or are not contained in such minute books.

4.6                                 No Undisclosed Liabilities.  Except as set forth in Schedule 4.6, neither Paragon nor Stonehaven has any material Liability except for (i) Liabilities reflected or reserved against in the Stonehaven Balance Sheet or the Stonehaven Interim Balance Sheet, (ii) current Liabilities incurred in the Ordinary Course of Business of Paragon or Stonehaven since the date of the Stonehaven Interim Balance Sheet, and (iii) Liabilities incurred in connection with this Agreement and the Contemplated Transactions.

4.7                                 Taxes.

(a)                                  Paragon and Stonehaven have filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements.  All Tax Returns and reports filed by Paragon and Stonehaven are true, correct and complete in all material respects.  Paragon and Stonehaven have paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Paragon or Stonehaven, in each case in all material respect, except such Taxes, if any, as are listed in Schedule 4.7(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Stonehaven Balance Sheet and the Stonehaven Interim Balance Sheet.  Except as provided in Schedule 4.7(a), neither Paragon nor Stonehaven currently is the beneficiary of any extension of time within which to file any Tax Return.  To the Knowledge of Stonehaven, no claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Paragon or Stonehaven does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b)                                 Copies of all Tax Returns filed by or on behalf of Paragon or Stonehaven since 1998 have been delivered to Hampton.  The federal and state income or franchise Tax Returns of Paragon and Stonehaven, if applicable, have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years.  Schedule 4.7(b) contains a complete and accurate list of all Tax Returns of Paragon and Stonehaven that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested.  To the Knowledge of Paragon and Stonehaven, no undisclosed deficiencies are expected to be asserted with respect to any such audit.  All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Schedule 4.7(b).  Paragon and Stonehaven have delivered, or made available to Hampton, copies of any examination reports, statements or deficiencies or similar items with respect to such audits.  Except as provided in Schedule 4.7(b), neither Paragon nor Stonehaven has any Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any Taxes of Paragon or Stonehaven either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Paragon or Stonehaven has Knowledge.  Schedule 4.7(b) contains a list of all Tax Returns for which the applicable statute of limitations has not run.  Except as described in Schedule 4.7(b), neither Paragon nor Stonehaven has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Paragon or Stonehaven or for which Paragon or Stonehaven may be liable.  There are no Encumbrances on any of the assets or properties of Paragon or Stonehaven that arose in connection with any failure to pay any Tax.

(c)                                  The charges, accruals and reserves with respect to Taxes on the records of Paragon and Stonehaven are, in all material respects, adequate (determined in accordance with GAAP) and are at least equal to Paragon’s and Stonehaven’s respective liability for Taxes.  To the Knowledge of Stonehaven, there exists no proposed tax assessment or deficiency against either Paragon or Stonehaven except as disclosed in the Stonehaven Interim Balance Sheet or in Schedule 4.7(c).

(d)                                 All Taxes that either Paragon or Stonehaven are or were required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person in all material respects.  There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Paragon or Stonehaven.

4.8                                 Compliance with Legal Requirements; Governmental Authorizations.

(a)                                  Except as set forth in Schedule 4.8(a):

(i)                                     Each of Paragon and Stonehaven are, and at all times have been, in all material respects in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties;

(ii)                                  no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by either Paragon or Stonehaven of, or a failure on the part of either Paragon or Stonehaven to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of either Paragon or Stonehaven to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)                               Neither Paragon nor Stonehaven has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of either Paragon or Stonehaven to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)                                 Stonehaven and Paragon have each obtained all Governmental Authorizations required for the conduct of their respective businesses or that otherwise relates to Paragon’s or Stonehaven’s business, assets or properties and each such Governmental Authorization is valid and in full force and effect.

4.9                                 Legal Proceedings; Orders.

(a)                                  Except as set forth in Schedule 4.9(a), there is no pending or, to either Paragon’s or Stonehaven’s Knowledge, threatened Proceeding:

(i)                                     by or against either Paragon or Stonehaven or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Paragon or Stonehaven; or

(ii)                                  that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Paragon and Stonehaven, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

(b)                                 Except as set forth in Schedule 4.9(b), neither Paragon nor Stonehaven are subject to any Order that relates to the business of, or any of the assets owned or used by, Paragon or Stonehaven.

4.10                           Authorization; Issuance.

(a)                                  Paragon and Stonehaven have authorized the issuance and delivery of the Paragon Units as described in Section 2.2(a).  Upon issuance and delivery by Paragon to Hampton, (i) the Paragon Units will be duly authorized and validly issued and fully paid and non-assessable, (ii) upon consummation of the Exchange Offer, each Paragon Unit shall be convertible into 22.881 shares of Common Stock or cash, as described in the Partnership Agreement, and (iii) have the terms, and will entitle the holders thereof to the, all other rights, powers and privileges, described in the Partnership Agreement.  The Paragon Units issued to Hampton in connection with this Section 2.2(a) will constitute 99.0% of the authorized, issued and outstanding Paragon Units.

(b)                                 Assuming the accuracy of the representations of Hampton contained in the Subscription Agreement, the issuance and delivery of the Paragon Units as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and all state securities laws, and neither Paragon, Stonehaven nor any one acting on their behalf will take any action hereafter that would cause the loss of such exemption.

4.11                           SEC Reports.

Stonehaven has filed all forms, reports, schedules, proxy materials, registration statements and related prospectuses and supplements and other documents required to be filed by Stonehaven with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through the year ended December 31, 2002 and up to the date hereof (collectively, the “SEC Documents”), and will cause to be delivered to Hampton copies of such additional documents as may be filed with the SEC by Stonehaven between the date hereof and the Closing Date.  The SEC Documents were, and those additional documents filed between the date hereof and the Closing Date will be, prepared and filed in full compliance in all material respects with the rules and regulations promulgated by the SEC, and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.12                           Environmental Matters.

Except as set forth in Schedule 4.12:

(a)                                  To the Knowledge of Paragon or Stonehaven, Paragon and Stonehaven are, and at all times have been, in all material respects in full compliance with, and have not been and are not in violation of or liable under, any Environmental Law.  Neither Paragon nor Stonehaven has any

basis to expect, nor have they or any other Person for whose conduct they are or may be responsible for received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body, or (ii) the current or prior owner or operator of any Stonehaven Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Stonehaven Facilities or any other properties or assets (whether real, personal, or mixed) in which Paragon or Stonehaven has or had an interest.

(b)                                 There are no pending or, to the Knowledge of either Paragon or Stonehaven, Threatened claims, Encumbrances or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Stonehaven Facilities or any other properties and assets (whether real, personal, or mixed) in which either Paragon or Stonehaven has or had an interest.

(c)                                  Neither Paragon nor Stonehaven has any Knowledge of any basis to expect, nor has either Paragon or Stonehaven received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to hazardous activity, Hazardous Materials, or any alleged, actual or potential violation or failure to comply with any Environmental Law, or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Stonehaven Facilities or any other properties or assets (whether real, personal, or mixed) in which either Paragon or Stonehaven has or had an interest, or with respect to any property or Stonehaven Facilities to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by either Paragon or Hampton has been transported, treated, stored, handled, transferred, disposed, recycled or received.

(d)                                 To the Knowledge of Paragon and Stonehaven, there has been no Release or Threat of Release, of any Hazardous Materials at or from the Stonehaven Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by the Stonehaven Facilities or from or by any other properties and assets (whether real, personal, or mixed) in which either Paragon or Stonehaven has or had an interest.

4.13                           No Material Adverse Change.  Since the date of the Stonehaven Balance Sheet, there has not been any material adverse change in the business, operations, prospects, properties, assets or condition of Paragon or Stonehaven, and to the Knowledge of Paragon and Stonehaven, no event has occurred or circumstance exists that may result in such a material adverse change, and Paragon and Stonehaven have conducted their business in the Ordinary Course of Business.

4.14                           Solvency; Cash.  Neither Paragon nor Stonehaven is now insolvent and will not be rendered insolvent by any of the Contemplated Transactions.  As used in this Section 4.14, “insolvent” means that the sum of the respective debts and other probable Liabilities of Paragon and Stonehaven exceeds the present fair saleable value of their respective assets.  As of the date of this Agreement, Stonehaven owns $1,200,000 in cash, including $290,000 in restricted cash.

4.15                           Contracts; No Defaults

(a)                                  Stonehaven and Paragon have delivered or made available to Hampton true and complete copies, of:

(i)                                     each Paragon Contract and Stonehaven Contract that involves performance of services by either Paragon or Stonehaven in an amount or value in excess of $50,000;

(ii)                                  each Paragon Contract and Stonehaven Contract that involves performance of services or delivery of goods or materials to either Paragon or Stonehaven of an amount or value in excess of $50,000;

(iii)                               each Paragon Contract and Stonehaven Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by either Paragon or Stonehaven in excess of $50,000;

(iv)                              each lease, rental or occupancy agreement and other Paragon Contract or Stonehaven Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year) owned or used by Paragon or Hampton; and

(v)                                 each Paragon Contract and Stonehaven Contract for capital expenditures in excess of $50,000;

(b)                                 Except as set forth in Schedule 4.15(b):

(i)                                   Paragon and Stonehaven are in material compliance with all terms and requirements of each Paragon Contract and Stonehaven Contract to which it is a party; and

(ii)                                to the Knowledge of Paragon and Stonehaven, each other Person that has or had any obligation or Liability under any Paragon Contract or Stonehaven Contract is, and has been, in compliance with all material terms and requirements of such Contract.

(c)                                  Attached hereto as Exhibit 4.15 is a true, complete and accurate copy of the Management Agreement, dated as of the 29th day of February, 2000, by and between Stonehaven and Hoyt Properties, Inc., which Management Agreement is currently in full force and effect and binding upon the parties thereto in all respects.

4.16                           Insurance.  Stonehaven has delivered or made available to Hampton (a) true and complete copies of all policies of insurance to which either Paragon or Stonehaven is a party or under which either Paragon or Stonehaven or any of the assets owned by either Paragon or Stonehaven is covered, and (b) true and complete copies of all pending applications for policies of insurance.

4.17                           Employees.  Paragon and Stonehaven have delivered or made available to Hampton all policies with respect to vacation pay, holiday or sick pay, severance pay, pension and profit-sharing contributions, health, medical or any other type of employee benefit plan to which either Paragon or Stonehaven presently contributes or is required to contribute.  Neither Paragon nor Stonehaven is indebted to any employee other than for wages and benefits earned during the current payroll period that are not yet due and payable.  None of the employees of Paragon or Stonehaven is represented by a labor union and no petition has been filed or proceedings instituted within the past five (5) years by any employee or group of employees with any labor relations board seeking recognition of a bargaining representative or alleging any violation of law in connection therewith.  There are no controversies or Proceedings pending, or to Stonehaven’s Knowledge Threatened,  between either Paragon or Stonehaven and any of its respective employees, which controversies or Proceedings have affected or may affect materially and adversely the business, operations, assets, prospects or condition (financial or otherwise) of either Paragon or Stonehaven.

4.18                           Brokers or Finders.  Neither Paragon, Stonehaven nor any of their Representatives has incurred any obligation or Liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the Contemplated Transactions.

4.19                           SEC Filings.  The information supplied by Stonehaven or Paragon expressly for the purpose of inclusion in the Registration Statement shall not at the time the Registration Statement (including any amendments or supplements thereto) is filed or declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.  The information supplied by Stonehaven or Paragon expressly for the purpose of inclusion in the Proxy Statement to be sent to the stockholders of Stonehaven in connection with the Stockholder Meeting to be held in connection with the Contemplated Transactions shall not, on the date the Proxy Statement is first mailed to Stonehaven’s stockholders and, at the time of the Stockholder Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  If at any time prior to the Closing any event or information should be discovered by Stonehaven or Paragon that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, they shall promptly inform Hampton.

4.20                           Disclosure.  No representation or warranty or other statement made by Paragon or Stonehaven in this Agreement, any Schedule or certificate delivered pursuant to the terms of this Agreement or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.  There does not now exist any event, condition or other matter, or any series of events, conditions or other matters, individually or in the aggregate, materially and adversely affecting Paragon’s or Stonehaven’s assets, business, prospects, financial condition or results of its operations that has not been disclosed to Hampton by Paragon on or prior to the date of this Agreement.

5.                                       COVENANTS OF HAMPTON PRIOR TO CLOSING DATE

5.1                                 Access and Investigation.  Between the date of this Agreement and the Closing, and upon reasonable advance notice received by Hampton from Stonehaven, Hampton shall cause Hampton and its Representatives to (a) afford Paragon and Stonehaven and their Representatives (collectively, “Paragon’s Advisors”) full and free access to Hampton’s personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Paragon or Paragon’s Advisors with copies of all such Contracts, books and records, and other existing documents and data relating to the Assets as Paragon and Stonehaven may reasonably request, and (c) furnish Paragon and Paragon’s Advisors with such additional financial, operating and other data and information relating to the Assets as they may reasonably request.

5.2                                 Operation of the Business of Hampton.  Between the date of this Agreement and the Closing, Hampton shall:

(a)                                  conduct its business only in the Ordinary Course of Business and continue to own the Assets, and not sell, agree to sell, mortgage, refinance or in any way further encumber the Assets;

(b)                                 confer with Paragon and Stonehaven concerning operational matters that materially and adversely affect the Assets;

(c)                                  use its Best Efforts to preserve intact the Assets and maintain the relations and goodwill with its creditors, tenants and others having business relationships therewith; and

(d)                                 otherwise report periodically to Paragon and Stonehaven concerning the status of the Assets.

5.3                                 Notification.  Between the date of this Agreement and the Closing, Hampton shall promptly notify Stonehaven if Hampton becomes aware of any fact or condition that causes or constitutes a Breach of any of Hampton’s representations and warranties as of the date of this Agreement, or if Hampton becomes aware of the occurrence of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  Should any such fact or condition require any change in any of the Schedules or Exhibits to ensure their accuracy or completeness as of the Closing Date, Hampton shall promptly deliver to Paragon or Stonehaven a supplement to any such Schedule or Exhibit describing such change.

5.4                                 Best Efforts.  Between the date of this Agreement and the Closing Date, Hampton shall use its Best Efforts to cause the conditions in Sections 7, 8.3  and 9 to be satisfied.

5.5                                 Current Evidence of Title.

(a)                                  As soon as is reasonably possible, and in no event later than thirty business days after the date of this Agreement, Hampton shall furnish to Stonehaven, at Stonehaven’s expense, for each parcel, tract or subdivided land lot comprising the Real Property:

(i)                                     from Commonwealth Land Title Insurance Co. (the “Title Insurer”):

(A)                              a title commitment issued by the Title Insurer to insure title to all land, improvements and insurable appurtenances, if any, in an amount reasonably determined by Hampton, covering the Real Property, naming Paragon as the proposed insured and having an effective date after the date of this Agreement, wherein the Title Insurer agrees to issue an ALTA 1992 form owner’s policy of title insurance (the “Title Commitment”); and

(B)                                complete and legible copies of all recorded documents listed as Schedule B-1 matters to be terminated or satisfied in order to issue the policy described in the Title Commitment or as special Schedule B-2 exceptions thereunder (the “Recorded Documents”); and

(b)                                 The Title Commitment shall include the Title Insurer’s requirements for issuing its title policy, which requirements shall be met by Hampton on or before the Closing Date.

(c)                                  If any of the following shall occur (collectively, a “Title Objection”):

(i)                                     any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than Hampton has title to the insured estate covered by the Title Commitment; or

(ii)                                  any title exception is disclosed in Schedule B to any Title Commitment that is not related to any of the Permitted Encumbrances or one that Hampton specifies when delivering the Title Commitment to Stonehaven as one that Hampton will cause to be deleted from the Title Commitment concurrently with the Closing, including (A) any exceptions that pertain to Encumbrances securing any loans that do not constitute an Assumed Liability and (B) any exceptions that Stonehaven reasonably believes could materially and adversely affect Stonehaven’s use and enjoyment of the Real Property;

then Stonehaven shall notify Hampton in writing (“Stonehaven’s Notice”) of such matters within ten (10) business days after receiving the Title Commitment and copies of Recorded Documents.

(d)                                 Hampton shall use its Best Efforts to cure each Title Objection and take all steps required by the Title Insurer to eliminate each Title Objection as an exception to the Title Commitment.  Any Title Objection that the Title Company is willing to insure over on terms acceptable to Hampton and Stonehaven is herein referred to as an “Insured Exception.”  The Insured Exceptions, together with any title exception not objected to by Stonehaven in the manner aforesaid shall be deemed to be acceptable to Stonehaven.

6.                                       COVENANTS OF PARAGON AND STONEHAVEN PRIOR TO CLOSING DATE

6.1                                 Access and Investigation.  Between the date of this Agreement and the Closing, and upon reasonable advance notice received by Paragon or Stonehaven from Hampton, Paragon and Stonehaven shall, and shall cause their Representatives to (a) afford Hampton and its Representatives (collectively, “Hampton’s Advisors”) full and free access to Paragon’s and Stonehaven’s personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Hampton’s Advisors with copies of all such contracts, books and records, and other documents and data as Hampton’s Advisors may reasonably request, and (c) furnish Hampton’s Advisors with such additional financial, operating and other data and information as Hampton’s Advisors may reasonably request.

6.2                                 Operation of the Business of Paragon and Stonehaven.  Between the date of this Agreement and the Closing, Paragon and Stonehaven shall:

(a)                                conduct their respective businesses only in the Ordinary Course of Business;

(b)                               use their Best Efforts to preserve intact the current business organization of Paragon and Stonehaven, keep available the services of the current officers, employees and agents of Paragon and Stonehaven, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with Paragon or Stonehaven;

(c)                                receive the consent of Hampton concerning operational matters of a material nature, including expenditures in excess of $5,000; and

(d)                               otherwise report periodically to Hampton concerning the status of the business, operations and finances of Paragon and Stonehaven.

6.3                                 PAYMENT OF INDEBTEDNESS BY RELATED PERSONS.  Between the date of this Agreement and the Closing, Paragon and Stonehaven shall cause all indebtedness owed thereto by any Related Person to be paid in full prior to Closing.

6.4                                 No Negotiation.

(a)                                  Until such time, if any, as this Agreement is terminated pursuant to Section 10, neither Paragon nor Stonehaven shall, and shall cause each of their Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person relating to any transaction involving the sale of the business or assets of Paragon or Stonehaven, or any securities of Paragon or Stonehaven, or any merger, consolidation, business combination or similar transaction involving Paragon or Stonehaven; provided, however, that nothing contained in this Agreement shall prevent Stonehaven (for itself and Paragon), to the extent a majority of its Incumbent Trustees determine, in good faith (after consultation with independent legal advisors), that their fiduciary duties under applicable law require them to do so, from (A) furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited, bona fide, acquisition proposal by such Person or recommending an unsolicited, bona fide, acquisition proposal by such Person to the stockholders of Stonehaven, if and only to the extent that (1) the majority of the Incumbent Trustees determine in good faith (after consultation with independent financial and legal advisors) that such acquisition proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Contemplated Transactions and the long-term prospects of acquiring the Assets, would, if consummated, result in a transaction more favorable to Stonehaven’s stockholders from a financial point of view than the Contemplated Transactions (any such more favorable acquisition proposal being referred to in this Agreement as a “Superior Proposal”) and a majority of the Incumbent Trustees determine in good faith (after consultation with independent legal advisors) that such action is necessary for Stonehaven’s board of trustees to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, Stonehaven advises Hampton in writing of such disclosure or discussions or negotiations, including the person or entity to whom disclosed or with whom discussions or negotiations will occur; or (B) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an acquisition proposal.  “Incumbent Trustee” shall mean a member of Stonehaven’s board of trustees immediately prior to the signing of this Agreement.

(b)                                 Notwithstanding any of the rights of Stonehaven contained in Section 6.4(a) or elsewhere, if the Contemplated Transactions are not consummated following (i) the determination by the Incumbent Trustees that a Superior Proposal has been received by Stonehaven, (ii) Stonehaven furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited, bona fide, acquisition proposal by such Person or recommending an unsolicited, bona fide, acquisition proposal by such Person to the stockholders of Stonehaven, or (iii) Stonehaven’s compliance with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an acquisition proposal, Hampton shall be entitled to receive from Stonehaven, and Stonehaven shall pay to Hampton, a fee equal to $200,000 plus the amount of all expenses and costs (including reasonable attorneys’ fees) incurred by Hampton.  Such amount shall be payable in cash to Hampton by Stonehaven with three (3) business days of written demand by Hampton to Stonehaven.

(c)                                  It is understood and agreed to by the parties to this Agreement that the fee payable by Stonehaven to Hampton pursuant to Section 6.4(b) is intended to, and shall, constitute liquidated damages since the actual amount of damages that would be sustained by Hampton as a result of the events described Section 6.4(b) would be difficult, if not impossible, to ascertain.

6.5                                 Notification.  Between the date of this Agreement and the Closing, Stonehaven shall promptly notify Hampton if Stonehaven becomes aware of any fact or condition that causes or constitutes a Breach of any of Stonehaven’s or Paragon’s representations and warranties as of the date of this Agreement, or if Stonehaven becomes aware of the occurrence of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  Should any such fact or condition require any change in any of the Schedules to ensure their accuracy or completeness as of the Closing Date, Stonehaven shall promptly deliver to Hampton a supplement to the Schedules describing such change.

6.6                                 Best Efforts.  Between the date of this Agreement and the Closing, Paragon and Stonehaven shall use their Best Efforts to cause the conditions in Sections 7.3, 8 and 9 to be satisfied.

7.                                       CONDITIONS PRECEDENT TO PARAGON’S AND STONEHAVEN’S OBLIGATION TO CLOSE

Paragon’s obligation to acquire the Assets and issue the Paragon Units, and Paragon’s and Stonehaven’s obligation to take any other actions required to be taken thereby at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Stonehaven, in whole or in part):

7.1                                 Accuracy of Representations.  All of Hampton’s representations and warranties in this Agreement must be accurate in all material respects as of the date of this Agreement and as of the time of the Closing as if then made, after giving full effect in each case to any supplements to the Schedules provided by Hampton to Stonehaven in accordance with Section 11.8(d).

7.2                                 Hampton’s Performance.

(a)                                  All of the covenants and obligations that Hampton is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(b)                                 Each document and item required to be delivered by Hampton pursuant to Section 2.5 must have been delivered.

7.3                                 Consents.  Each of the Consents set forth in Schedule 4.2(c) and Schedule 7.3 must have been obtained and must be in full force and effect.

7.4                                 No Proceedings.  Since the date of this Agreement, there must not have been commenced or Threatened against Paragon or Stonehaven any material Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the Contemplated Transactions.

7.5                                 No Prohibition.  Neither the consummation nor the performance of any of the Contemplated Transactions shall, directly or indirectly (with or without notice or lapse of time), materially contravene or conflict with, or result in a material violation of, or cause Paragon or Stonehaven to suffer any material adverse consequence under (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced or otherwise formally proposed by or before any Governmental Body.

7.6                                 Additional Documents.  Hampton shall have caused to be delivered to Stonehaven certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of Hampton and the payment of all applicable state Taxes by Hampton, executed by the appropriate official of the State of Illinois, and each jurisdiction in which Hampton is licensed or qualified to do business as a foreign corporation, and such other documents as Stonehaven may reasonably request for the purpose of:

(i)                                     evidencing the accuracy of Hampton’s representations and warranties;

(ii)                                  evidencing the performance by Hampton, or the compliance by Hampton with, any covenant or obligation required to be performed or complied with by Hampton under this Agreement;

(iii)                               evidencing the satisfaction of any condition referred to in this Article 7; or

(iv)                              otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.7                                 Subscription Agreement.  The Subscription Agreement shall be in full force and effect as of the Closing, and the representations made by Hampton thereunder shall continue to be accurate.

8.                                       CONDITIONS PRECEDENT TO HAMPTON’S OBLIGATION TO CLOSE

Hampton’s obligation to contribute the Assets, accept the Paragon Units and to take any other action required to be taken by Hampton at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Hampton, in whole or in part):

8.1                                 Accuracy of Representations.  All of Paragon’s and Stonehaven’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, after giving full effect in each case to any supplements to the Schedules provided by Stonehaven or Paragon to Hampton in accordance with Section 11.8(d).

8.2                                 Paragon’s Performance.

(a)                                All of the covenants and obligations that Paragon and Stonehaven are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

(b)                               Each document required to be delivered by Paragon or Stonehaven pursuant to Section 2.5 shall have been delivered.

8.3                                 Consents.  Each of the Consents set forth in Schedule 3.2(c) and Schedule 8.3 must have been obtained and must be in full force and effect.

8.4                                 Additional Documents.  Stonehaven shall have caused the following to be delivered to Hampton:

(a)                                  Certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of Paragon and Stonehaven and the payment of all applicable state Taxes by Paragon and Stonehaven, executed by the appropriate official of the State of Delaware as to Paragon, and Maryland as to Stonehaven, and each jurisdiction in which Paragon or Stonehaven is licensed or qualified to do business as a foreign corporation; and

(b)                                 Such other documents or information as Hampton may reasonably request for the purpose of:

(i)                                     evidencing the accuracy of any of Paragon’s and Stonehaven’s representations and warranties in this Agreement;

(ii)                                  evidencing the performance by Paragon and Stonehaven of, or the compliance by Paragon and Stonehaven with, any covenant or obligation required to be performed or complied with by Paragon or Stonehaven under this Agreement;

(iii)                               evidencing the satisfaction of any condition referred to in this Article 8;

(iv)                              evidencing that the applicability of the Maryland Business Combination Act (MGCL §§ 3-601 to 3-604) has been waived in writing by Stonehaven’s board of trustees with respect to the Contemplated Transactions ;

(v)                                 evidencing that Stonehaven’s bylaws have been amended to exempt the Contemplated Transactions from the applicability of the Maryland Control Share Acquisition Act (MGCL §§ 3-701 to 3-709);

(vi)                              otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

8.5                                 No Proceedings.  Since the date of this Agreement, there must not have been commenced or Threatened against Hampton, or against any Person affiliated with Hampton, any material Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the Contemplated Transactions.

8.6                                 No Prohibition.  Neither the consummation nor the performance of any of the Contemplated Transactions shall, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Hampton or any Person affiliated with Hampton to suffer any material adverse consequence under (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced or otherwise formally proposed by or before any Governmental Body.

9.                                       ADDITIONAL CONDITIONS PRECEDENT AND COVENANTS

9.1                                 Additional Events.  In addition to the conditions precedent to the parties obligations hereunder as set forth in Section 7 and Section 8, each party’s obligation to take any action required to be taken thereby at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)                                  Each of the following events must have occurred at or prior to the Closing:

(i)                                     the voting and stock restriction agreement, in substantially the form of Exhibit 9.1(a)(i), shall have been executed by the parties thereto and shall be in full force and effect;

(ii)                                  the agreement of limited partnership of Paragon, in substantially the form of Exhibit 9.1(a)(ii), shall have been executed by the parties thereto and shall be in full force and effect;

(iii)                               the severance arrangement of Duane Lund, as described in Exhibit 9.1(a)(iii), shall have been approved by Stonehaven’s board of trustees in accordance with all applicable Legal Requirements and shall be in full force and effect;

(iv)                              the Amendment No. 1 to the Agreement of Limited Partnership of Wellington, in substantially the form of Exhibit 9.1(a)(iv), shall have been executed by the parties thereto and shall be in full force and effect;

(v)                                 the individuals identified on Schedule 9.1(a)(v), shall be the only members of Stonehaven’s board of trustees;

(vi)                              the holders of all applicable classes of Stonehaven’s capital stock shall have approved (a) Stonehaven’s execution and performance of the restricted stock agreements of even date herewith by and between Stonehaven and the individuals identified therein, (b) Stonehaven’s execution and performance of this Agreement, (c) a waiver of the April, 2003 dividend payable on the Class A Preferred Stock, and (d) an amendment to Stonehaven’s Declaration of Trust to eliminate the mandatory Class A Preferred Stock dividend in favor of a dividend payable thereon at the discretion of Stonehaven’s board of trustees;

(vii)                           the additional contribution agreement, in substantially the form of Exhibit 9.1(a)(vii), shall have been executed by the parties thereto and shall be in full force and effect;

(viii)                        eighty percent (80%) or more of the issued and outstanding Class A Preferred Stock shall have been subject to the Exchange Offer and exchanged for shares of Common Stock at a rate equal to 22.881 shares of Stonehaven’s Common Stock for each share of Class A Preferred Stock;

(ix)                                all matters contemplated by Section 9.3 as being submitted for stockholder approval at the Stockholder Meeting shall have been approved and adopted by the holders of the Common Stock as of the record date set for the Stockholder Meeting;

(x)                                   the filing with the American Stock Exchange of a Notification Form for Listing of Additional Shares with respect to: (A) all shares of Class A Preferred Stock issued or to be issued to Paragon Real Estate Development, LLC; and (B) the shares of Common Stock issuable (1) to Hampton upon conversion of the Paragon Units, (2) to Paragon Real Estate Development, LLC upon conversion of any shares of Class A Preferred Stock issued or to be issued thereto, and (3) in connection with the Exchange Offer, shall have been made and be effective;

(xi)                                the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by a Governmental Body seeking a stop order.  The Proxy Statement shall have been delivered to the stockholders of Stonehaven in accordance with the requirements of the Securities Act and the Exchange Act;

(xii)                             each of Steve Hoyt, Duane Lund, Paul Lambert, James C. Mastandrea (“Mr. Mastandrea”), John J. Dee and Paragon Real Estate Development, LLC shall have agreed to convert the shares of Class A Preferred Stock owned by them, respectively, into shares of Common Stock pursuant to the terms of the Exchange Offer; provided, however, that  Messrs. Mastandrea and Dee may retain, on an unconverted basis, an amount of Class A Preferred Stock equal to not more than fifty-one percent (51%) of the total shares of Class A Preferred Stock outstanding following completion of the Exchange Offer;

(xiii)                          Amendment No. 1 to the Agreement of Limited Partnership of Wellington  shall have been approved by the limited partners of Wellington to extent required by the Agreement of Limited Partnership of Wellington; and

(xiv)                         no more than ten percent (10%) of the holders of Class A Preferred Stock shall have exercised dissenters’ appraisal rights available thereto, if any.

(b)                                 In addition to the foregoing conditions precedent, Hampton’s obligation to consummate the Closing is expressly subject to the individuals identified on Schedule 9.1(b) having resigned in writing as members of Stonehaven’s board of trustees as of the date of this Agreement.

9.2                                 SEC Filings.

(a)                                  As promptly as practicable after the execution of this Agreement, Stonehaven and Hampton shall prepare proxy materials and the Proxy Statement relating the issuance of: (i) Class A Preferred Stock to Paragon Real Estate Development, LLC; and (ii) the shares of Common Stock issuable (A) to Hampton upon conversion of the Paragon Units, (B) to Paragon Real Estate Development, LLC upon conversion of any Class A Preferred Stock issued or to be issued thereto, and (C) in connection with the Exchange Offer, election of directors, amendment to the terms of the Class A Preferred Stock and any other matter requiring stockholder approval as a result of the Contemplated Transactions; and, as promptly as practicable, Stonehaven shall file with the SEC the Registration Statement for the Exchange Offer.  The Proxy Statement and Registration Statement

shall comply in form in all material respects with applicable law and SEC requirements and each of Stonehaven and Hampton shall use all commercially reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Each of Stonehaven and Hampton shall use all commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the stockholders of Stonehaven as promptly as practicable after the Registration Statement is declared effective under the Securities Act.  Each of Stonehaven and Hampton shall furnish all information concerning it (and its respective subsidiaries and Related Parties) to the other and to the SEC as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement.  Each of Stonehaven and Hampton shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement or the Proxy Statement and shall promptly provide the other with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand.  Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Stonehaven and Hampton, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by such other party and (iii) shall not file or mail such document or respond to the SEC prior to receiving such other party’s approval, which approval shall not be unreasonably withheld or delayed.  “Exchange Offer” means the offer of Stonehaven to exchange 22.881 shares of Common Stock for each share of its outstanding Class A Preferred Stock.

(b)                                 Hampton shall, at its own expense (except to the extent provided in Section 6.4 and Section 11.1), cooperate with Stonehaven in all reasonable respects in connection with the preparation and filing with the SEC of the Registration Statement and Proxy Statement (and any amendment or supplement to either thereof).  Without limiting the foregoing, Hampton shall (i) prepare interim financial statements for Hampton (“Hampton Interim Financials”), if required in connection with the Registration Statement or Proxy Statement that are suitable for inclusion by Stonehaven in the Public Filings, including compliance with the applicable provisions of Regulation S-X of the Exchange Act, (ii) use its best efforts to obtain written consents of its independent public accountants, when required, with respect to its financial statements and any Hampton Interim Financials so that such financial statements can be used in registration statements filed under the Securities Act and reports under the Securities Exchange Act (“Public Filings”), issued or filed by Stonehaven, and (iii) cooperate with Stonehaven so Stonehaven can obtain information sufficient for Stonehaven to comply with the requirements of the Management’s Discussion and Analysis portion of the Public Filings, as it may relate to Stonehaven and its subsidiaries.

9.3                                 Stockholder Meeting.  Stonehaven shall promptly after the date hereof take all actions necessary to call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the matters specified in Section 9.2 above, which meeting shall be held (to the extent permitted by law) within forty-five (45) days of the date on which the Registration Statement is declared effective, provided that, Stonehaven may adjourn the Stockholder Meeting until such time as its conditions to the consummation of the transactions contemplated hereby have been, or within two (2) business days are reasonably expected to be, satisfied or waived by Stonehaven.

9.4                                 Indemnification.  The Bylaws and Declaration of Trust of Stonehaven with respect to indemnification of present and former directors, officers and employees of Stonehaven shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would adversely affect the rights thereunder as of the Closing Date of individuals who at the Closing Date are present or former directors, officers or employees of Stonehaven, unless such modification is required after the Closing by applicable law.  For a period of six (6) years after the Closing, Stonehaven shall use commercially reasonable efforts to cause to be maintained in effect directors and officers liability insurance covering those persons who are currently covered by policies of directors and officers liability insurance maintained by Stonehaven on terms substantially similar to those applicable under such current policies with respect to claims arising from and related to facts or events which occurred at or before the Closing.  In the event Stonehaven or any successor to Stonehaven (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors of the Stonehaven honor the obligations of Stonehaven set forth in this Section.  The provisions of this Section shall survive the Closing and expressly are intended to benefit each of the individuals covered hereby.

9.5                                 Directors and Officers.  As of the date hereof, the board of trustees of Stonehaven shall be expanded to consist of nine trustees, and Mr. Mastandrea, John J. Dee, Michael T. Oliver and Daniel G. DeVos shall be appointed as trustees (“New Trustees”).  Each New Trustee shall be subject to election by Stonehaven’s stockholders at the Stockholder Meeting.  Mr. Mastandrea shall be appointed to the class of trustees with a term ending in 2006, Mr. Dee shall be appointed to the class of trustees with a term ending in 2005, Mr. Oliver shall be appointed to the class of trustees with a term ending in 2005, and Mr. DeVos shall be appointed to the class of trustees with a term ending in 2006.  Each such New Trustees has signed a letter in the form attached as Exhibit 9.5 hereto, indicating such New Trustees agreement to resign from the board of trustees effective immediately, without further action on the part of such Trustee, if stockholder approval of the Contemplated Transactions is not received at the Stockholder Meeting.

9.6                                 Certain Post-Closing Covenants.

(a)                                  Promptly following the Closing, Stonehaven and Paragon shall refinance the Real Property in such amount as may be necessary to provide $750,000 in additional cash from the equity of the Real Property.

(b)                                 Stonehaven shall not, and shall not permit Wellington to, amend, terminate, modify or breach the Management Agreement dated as of the 29th day of February, 2000, with Hoyt Properties, Inc. in effect for the properties owned by Wellington until the expiration of the purchase option contained in Amendment No. 1 to the Agreement of Limited Partnership of Wellington.

10.                                 TERMINATION.

10.1                           Termination Events.  This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)                                  by Hampton if a material Breach of any provision of this Agreement has been committed by Paragon or Stonehaven, and such Breach has not been waived, or by Stonehaven if a material Breach of any provision of this Agreement has been committed by Hampton, and such Breach has not been waived;

(b)                                 (i) by Stonehaven if any of the conditions in Section 7 or Section 9 have not been satisfied as soon as reasonably practicable after the Stockholder Meeting, or if satisfaction of any such condition is or becomes impossible (other than through the failure of Paragon, Stonehaven or any of its Representatives to comply with its obligations under this Agreement) and, as to Section 7 only, Stonehaven has not waived such condition on or before the Closing Date; or (ii) by Hampton, if any of the conditions in Section 8 or Section 9 have not been satisfied as soon as reasonably practicable after the Stockholder Meeting, or if satisfaction of any such condition is or becomes impossible (other than through the failure of Hampton to comply with their obligations under this Agreement) and, as to Section 8 only, Hampton has not waived such condition on or before the Closing Date;

(c)                                  by mutual consent of Hampton and Stonehaven; or

(d)                                 by either Hampton or Stonehaven if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the 31st day of December, 2003, or such later date as the parties may agree upon.

10.2                           Effect of Termination.  Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be deemed an election of remedies.  If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

11.                                 GENERAL PROVISIONS

11.1                           Expenses.  Upon Closing, Stonehaven shall bear all fees and expenses incurred by Stonehaven, Paragon and Hampton in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of their respective Representatives, provided, however, that Stonehaven is only obligated to pay such expenses of Hampton if the Contemplated Transactions are consummated.

11.2                           Public Announcements.  Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Hampton and Stonehaven collectively determine or as may be required by law.  Except with the prior consent of Hampton and Stonehaven, neither Hampton, Paragon or Stonehaven nor any of their respective Representatives shall disclose to any Person any information about the Contemplated Transactions, including the status of discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement).

11.3                           Notices.  All notices, Consents, waivers and other communications required by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Hampton:	Paragon Real Estate Development, LLC
1240 Huron Road, Suite 301
Cleveland, Ohio 44115
Attention:	James C. Mastandrea
Fax no.:	216.430.0043
E-mail address:	ewccjcm@aol.com

with a mandatory copy to:	Kohrman Jackson & Krantz P.L.L.
One Cleveland Center, 20th Floor
1375 East Ninth Street
Cleveland, Ohio 44114
Attention:	Marc C. Krantz, Esq.
Fax no.:	216.621.6536
E-mail address:	mck.kjk.com

Paragon and Stonehaven:	Stonehaven Realty Trust
5620 Smetana Drive, Suite 130
Minneapolis, MN 55343
Attention:	Duane Lund
Fax no.:	952.935.5659
E-mail address:	duane@stonehavenco.com

with a mandatory copy to:	Robins, Kaplan, Miller & Ciresi L.P.P.
2800 LaSalle Place
800 LaSalle Avenue
Minneapolis, MN 44402-2015
Attention:	Robert T. Montague, Esq.
Fax no.:	612.339.4181

E-mail address:	rtmontague@robins.com

11.4                         Jurisdiction; Service of Process.  Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Ohio, County of Cuyahoga, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Ohio, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it, he or she may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court.  The parties agree that any or all of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

11.5                           Enforcement of Agreement.  Each party hereto acknowledges and agrees that the other parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, they shall individually be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

11.6                           Waivers; Remedies Cumulative.  The rights and remedies of the parties are cumulative and not alternative.  Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.7                           Entire Agreement and Modification.  This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes (along with the Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by the party to be charged with the amendment, provided, however, that any amendment, modification or waiver of this Agreement by Stonehaven or Paragon prior to the Closing must be made or given only by a majority of the Incumbent Trustees.

11.8                           Schedules.

(a)                                  The information in the Schedules constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Hampton as set forth in this Agreement or (ii) descriptions or lists of items referred to in this Agreement.  If there is any inconsistency between the statements in this Agreement and those in any Schedule (other than an exception expressly set forth as such in any Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b)                                 Any disclosure under one Schedule or any part or section thereof shall be deemed disclosure under all parts or sections of the other Schedules and this Agreement.  Disclosure of any matter in any Schedule shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement.

(c)                                  To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the Schedules does not constitute a determination by Hampton that any such matter is material.  The disclosure of any information concerning a matter in the Schedules does not imply that any other, undisclosed matter that has a greater significance or value is material.

(d)                                 Notwithstanding anything in this Agreement to the contrary, if any Schedule or Exhibit referred to herein is omitted or incomplete at the time this Agreement is executed, such omission or incompleteness shall not relieve any party of any of its obligations hereunder or constitute an event pursuant to which this Agreement may be terminated; provided, however, that the parties deliver the omitted or incomplete Schedules or Exhibits within ten days of the date this Agreement is executed, and such Schedules or Exhibits are reasonably acceptable in form and substance to the other parties.

11.9                           Assignment; Successors and No Third-Party Rights.  No party may assign any of its, his or her rights or delegate any of its, his or her obligations here under without the prior written consent of the other parties.  This Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 11.9.

11.10                     Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11                     Construction.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Articles,” “Exhibits,” “Sections” or “Schedules” refer to the corresponding Articles, Sections, Exhibits and Schedules of this Agreement.

11.12                     Time of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.13                     Governing Law.  This Agreement will be governed by and construed under the laws of the State of Ohio without regard to conflicts-of-laws principles that would require the application of any other law.

11.14                     Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

11.15                     Stonehaven Obligations.  The Liability of Paragon hereunder shall be joint and several with Stonehaven.  Where in this Agreement provision is made for any action to be taken or not taken by Paragon, Stonehaven jointly and severally undertakes to cause Paragon to take or not take such action, as the case may be.

11.16                     Usage.

(a)                                  In this Agreement, unless a clear contrary intention appears, (i) the singular number includes the plural number and vice versa, (ii) reference to any gender includes each other gender, (iii) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, (iv) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision, (v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof, (vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term, (vii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto, and (viii) “party” and “parties” shall be deemed references to the Hampton, Paragon and Stonehaven individually or collectively, as the context requires.

(b)                                 Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)                                  This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written.

Hampton Court Associates, L.P.

By:
James C. Mastandrea, General Partner

Paragon Real Estate, L.P.

By:
Duane Lund, Chief Executive Officer of General Partner, Stonehaven Realty Trust

Stonehaven Realty Trust

By:
Duane Lund, Chief Executive Officer